Exhibit 99.1

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EDITED TRANSCRIPT
BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
EVENT DATE/TIME: MARCH 06, 2014 / 10:00PM GMT
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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
CORPORATE PARTICIPANTS
Milt Alpern Benefitfocus Inc - CFO
Shawn Jenkins Benefitfocus Inc - President and CEO
CONFERENCE CALL PARTICIPANTS
Greg Dunham Goldman Sachs - Analyst
Nandan Amladi Deutsche Bank - Analyst
Ross Macmillan Jefferies & Co. - Analyst
DJ Hynes Canaccord Genuity - Analyst
Terry Tillman Raymond James - Analyst
Shawn Wieland Piper Jaffray - Analyst
PRESENTATION
Operator
Ladies and gentlemen, thank you for standing by and welcome to the Benefitfocus 2013 fourth-quarter earnings call.
(Operator instructions)
Thank you. I would now like to turn the call over to Milt Alpern, CFO. You may begin.
Milt Alpern - Benefitfocus Inc - CFO
Thank you. Good afternoon, everyone, and welcome to Benefitfocus’ fourth-quarter 2013 earnings call. Today we will be discussing the eliminate operating results announced in our press release issued after the close of market today. I’m Milt Alpern, Chief Financial Officer at Benefitfocus, and with me today on the call is Shawn Jenkins, our President and CEO.
As a reminder today’s discussion will include forward-looking statements such as first quarter and full-year 2014 guidance and other predictions, expectations and information that might be considered forward-looking under federal securities laws. These statements reflect our views as of today only and should not be considered as representing our views as of any subsequent date.
These statements are subject to a variety of risks and uncertainties, including the review of our lease accounting and completion of our audit, the early stage of our market, management of growth and a changing regulatory environment that could cause actual results to differ materially from expectations. For a further discussion of the material risks and other important factors that could affect our actual results, please refer to our final prospectus for our IPO, which is on file with the Secretary and our other Secretary filings.
During the course of today’s call we will also refer to certain non-GAAP financial measures. You find important disclosures about those measures in our press release. Please note that the results discussed today our preliminary in nature and subject to change upon the completion of our fiscal year 2013 audit.
With that, let me turn the call over to Shawn, and then I will come back at the end to provide details regarding our fourth-quarter results, as well as our guidance for first quarter and the full year of 2014. Shawn?

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
Shawn Jenkins - Benefitfocus Inc - President and CEO
Super. Thanks, Milt, and thanks to all of you for joining us today.
Benefitfocus ended 2013 with a strong fourth-quarter performance, including preliminary results that exceeded the high end of our guidance range for both the revenue and profitability perspective. The total revenue is expected to be $30.3 million for the fourth quarter, an increase of 36% year-over-year and was highlighted by expected employer revenue growth at 79%.
For the full year we expect to report total revenue of $100.8 — $104.8 million, an increase of 28% year-over-year and an acceleration from 19% growth for the full-year 2012. The continued revenue mix shift towards our faster growing employer business, which exited the year at over 40% of our revenue is a primary driver to the acceleration in our overall revenue growth profile.
As we look ahead we believe we are seeing strong momentum across both our businesses, and we expect that to continue into 2014. We are sitting at the center of a powerful secular trend in the market that we expect should be tailwinds to our business for some time. But first and most important is the migration of the benefits management industry to next-generation cloud-based platforms that provide both carriers and employers the flexibility, scalability and user expense necessary in a fast evolving market.
Providing employer-sponsored benefits represents approximately 30% of total employee compensation as one of the most inefficiently managed areas of spend for companies. They increasingly recognize that moving to the cloud can generate significant efficiency and cost savings.
The second tailwind comes from the growing trend of employers moving towards a more defined contribution offering from the traditional defined-benefit model.
This is a similar transition to the one that has taken place over the last 30 years in the retirement market which is an area employers have already sought to gain increased cost certainty. In addition to the cost benefits, the combination of defined contribution model and the cloud-based benefits management platform gives employees the flexibility to create the benefits package that best suits their individual needs.
The third tailwind relates to the implementation of the Affordable Care Act which has increased the regulatory complexity of benefits management. Our 13 years of deep domain expertise in the industry makes Benefitfocus the ideal partner for employers and insurance carriers that are looking to not only comply with ACA but also to positively impact their business.
The fourth quarter was a milestone for the industry with the launch of the first major open enrollment season under the affordable care act. Occurs and individuals now have a host of new regulations to comply with as well as the addition of millions of previously uncovered lives come into the insurance marketplace. We had a record number of go lives going in the fourth quarter which we believe demonstrates the scalability of our platform and our team’s ability to effectively implement our growing list of new customers.
Something that we speak of often at Benefitfocus is this concept of one platform two markets, which refers to our unique ability to serve both the insurance carrier and employer markets from the same underlying platform. This highly differentiated approach is clearly working, and in many ways the momentum we are experiencing in both the carrier and employer business is mutually reinforcing.
A great example of this tremendous level of activity that we are seeing with carriers and brokers is in the private exchange market which is an opportunity that is developing much faster than even our initial expectations. As we discussed last quarter, an example of this exciting opportunity is Mercer who has already signed a number of employer customers on its Mercer marketplace which is built on the Benefitfocus platform. As we look ahead to 2014 we believe Mercer is looking to build off its early success.
I am very pleased to share that during the fourth quarter we also signed an exciting new agreement with Aetna who selected Benefitfocus to build its large employer private exchange marketplace. The Aetna marketplace will be made available to large employer groups including Aetna’s national accounts. In addition, we have several Blue Cross/Blue Shield plans that are deploying group marketplaces in 2014 on the Benefitfocus platform.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
These private exchanges from Mercer, Aetna and several Blue Cross/Blue Shield plans are validating this emerging distribution channel. Carriers are increasing investments in private exchanges because they believe it has the potential to become one of their most substantial growth opportunities, and we are proud to be the technology platform supporting these initiatives.
We also had a number of other go lives for individual marketplaces during the fourth quarter where we provide carriers with a white label private exchange solution to support their direct to consumer market. This is an extension of the work we have done historically with the carrier customers and a prime example of carriers using the Affordable Care Act implementation to fundamentally rethink how they are serving their markets, which is leading to greater price transparency in customer engagement.
From an overall perspective we are increasingly optimistic about what the private exchange opportunity means for Benefitfocus when we consider that third-party analysts like Accenture are forecasting that the number of lives covered through private exchange will increase from 1 million in 2014 to 40 million by 2018. Additionally, our expansion into the private exchange marketplace also serves as a powerful indirect sales channel into the highly underserved employer market.
Beyond the private exchange opportunity our insurance carrier business had a strong quarter, and we were pleased to sign new carrier agreements with Prudential, Blue Cross/Blue Shield of Minnesota and Capital District Physicians Health Plan. In welcoming Prudential in particular we are seeing a growing list of life insurance and non-medical insurance carriers selecting our technology for their market strategies. This is a very exciting component of the acceleration in our carrier business.
In the employer business we are already seeing strong sales momentum, and we brought a record number of customers live during the quarter. Our ability to quickly bring customers live was one of the drivers to our 79% employer revenue growth during the quarter, and it reflects the great work done by our dedicated team of implementation specialists — a shout out to all of them.
Our sales team had a strong performance during the quarter adding great new customers such as Ametek, Chick-fil-A, the San Francisco 49ers, Midwest Health and the University of Alabama Health Services Foundation. A key aspect of the Benefitfocus’ differentiation in the market is its continuous innovation that we are bringing to the market every quarter. One of the areas that we are making significant investments is enhancing our big data and analytics capabilities.
During the quarter were brought two new analytics functionalities to the market, our flexible query tool and web stats. With the flexible query tool we now offer an ad hoc reporting capability that provides advanced options to create customized reports from multiple data sources. This allows our employers, consultants and insurance carriers to access and analyze the benefits data that is most important to them.
With web stats we now offer the ability to track web usage. We can compile site statistics of all users of our technology including employees, brokers and benefits administrators. This provides our customers with aggregate information about their employees buying patterns and preferences allowing them to analyze how to cater the shopping and enrollment experience to their unique population.
During the quarter we also became certified as of web-based entity by the centers for Medicare and Medicaid services. As a WBE we can help navigate the process for an individual who may be eligible to receive subsidies under the Affordable Care Act and then enroll in a qualified medical plan on our platform. This is a big advantage for employers who are now able to offer a solution to employees to obtain insurance who are not necessarily eligible for their employer-sponsored plan such as part-time workers. We refer to this of the whole workforce concept, and we think it is very powerful going forward.
Continually enhancing and expanding our product offerings is core to the DNA of Benefitfocus, and we have an exciting year of innovation on tap for 2014. An important area of focus will be further expanding and enhancing our data exchange program, which is a highly differentiated part of our ecosystem and helps to facilitate our expanding network effect. We will be highlighting some of this new functionality at our annual One Place user conference coming up in May.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
As we look ahead into 2014 we couldn’t be more excited about the opportunity we are seeing across both of our markets. We have established a strong relation — leadership position and plan to increase investments in three growth initiatives in order to fully capitalize on the multi-billion dollar market opportunity that is in front of us. Let me walk you through each of these.
First, we plan to further increase our sales capacity, particularly for the employer market segment where our revenue growth accelerated from 49% in 2012 to over 70% to 2013. With less than 3% penetration in the employer market and given the speed with which we are seeing employers embrace cloud-based benefits management solutions, we believe it is important that we keep our foot on the gas with respect to investing in our sales and marketing organization. Our efforts related to our private exchange offering will be the second major area in which will be ramping investment in a meaningful way during 2014.
As discussed earlier this opportunity is both meaningful and developing faster than we initially expected. As we finalized our 2014 planning process over the last several months, we made the decision to commit approximately $10 million of incremental investments related to our private exchange offerings this year. Based on market forces and our momentum, we are highly confident that we are going to see a significant return on this investment beyond the current year.
The third area of increased investments in 2014 will be ramping our third-party implementation partnership program. As an example, during the fourth quarter of 2013, we advanced our overall efforts in this regard by making core product enhancements to our cloud-based platform. These enhancements make it much easier for third-party partners to take over the implementation of new employer customers. We are already in discussions with a number of potential implementation partners.
We are focused on signing, training, certifying and ramping multiple partners to launch our ecosystem of third-party implementation providers. As part of the effort we have already started to have added headcount to manage these future channel partners and develop a certification projects to insure continued a high-quality implementation experience for customers. There is a meaningful near-term cost to building a third-party implementation ecosystem, because we need to invest in resources to manage these partnerships, and there are duplicate costs.
As we are recruiting, training and ramping the knowledge base of partners we still need to do the implementation work alongside of them until they are able to take over such efforts on their own. This is a strategic initiative for Benefitfocus and an essential element for our long-term growth objectives and our ability to scale profitably. We strongly believe that our increased investments in this set of key initiatives will position Benefitfocus to capitalize on its accelerating momentum as the benefits management industry transitions to cloud based platforms.
As our financial results and customer wins indicate, we strong momentum in both our employer and carrier businesses, and we continue to extend our clear market leadership position. We expect that our increased investments lead to greater adjusted EBIT to loss in 2014 versus 2013 as Milt will share in a moment. We are confident that this is the right strategic move in the short term in order to continue growth and to maximize shareholder value over the long-term.
Now let me turn the call back over to Milt. Milt?
Milt Alpern - Benefitfocus Inc - CFO
Thanks, Shawn.
As discussed, we are very pleased to have delivered a strong fourth quarter with preliminary results that were above our expectations from both a revenue and a profitability perspective. I will begin by reviewing the details of our financial performance, and then I’ll finish with our guidance for Q1 and the full year 2014. Please note that I will be discussing preliminary financial results for the fourth quarter and full year 2014. We are still in the process of finalizing the review of our historical accounting related to the lease of our Charleston headquarters which is currently accounted for as an operating lease.
I would point out that the result of this review will not have a cash impact, and it is expected to be positive to adjusted EBITDA, but slightly negative to non-GAAP EPS on a historical basis. We are working to complete this review both quickly and accurately, and at this time we expect meeting

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
the filing requirements and timing of our form 10K. Beginning with the fourth quarter, total revenue is expected to be $30.3 million, an increase of 36% compared to the fourth quarter of 2012 and above the high end of our guidance range.
Breaking this down, software subscription revenue is expected to be $28.3 million, representing 93% of total revenue and growing 36% year-over-year. Professional services revenue is expected to be $2 million, representing the remaining 7% of total revenue and up 45% over the prior-year period. Looking at revenue by segment employer revenue for the quarter is expected to be $13.2 million or 79% growth compared to the year ago period, while our carrier revenue is expected to be $17 million up 15% from the year ago period.
For both our employer and carrier revenue our year-over-year growth rates were not only at a high point for 2013, but they are also expected to exceed the growth we delivered in any quarter for 2012, as well. This is a reflection of solid momentum in both major segments of our business.
Our employer business is expected to grow to 44% of total revenue in the fourth quarter compared to 33% in the year ago period. This mix shift towards the employer business is positively impacting our overall revenue growth profile. We believe the employer market opportunity is highly underpenetrated and that we are well-positioned to continue driving strong growth in this area of our business for many years ahead.
Now let me review this supplemental metrics we report on a quarterly basis. We ended the quarter with 393 large employer customers, an increase of 37% compared to 286 in the fourth-quarter of 2012 and up from 379 at the end of last quarter.
We had a solid sales performance in the fourth quarter, and we would remind investors that customer adds are seasonally stronger in the second and third quarter due to the timing of the open enrollment season. As we look ahead, with over 18,000 large employers in the United States alone, our addressable market opportunity remains significantly underpenetrated.
We ended the quarter with 40 carrier customers up from 34 in the fourth quarter of 2012 and up from 37 from the end of the last quarter. Adding three carrier customers in a single quarter is a particularly strong sales performance and indicative of the interest we are seeing in that segment of the market.
As discussed in the past, while we remain focused on adding new carrier logos in the domestic market, much of the near-term carrier revenue growth will continue to come from increasing the penetration within our blue chip customer base, many of whom have only deployed Benefitfocus in certain states or with certain products. We are seeing strong interest from customers in our marketplace solutions as evidenced by the Aetna marketplace that Shawn referenced earlier. Our software revenue retention rate was once again greater than 95% in the fourth quarter, and we believe this is evidence of the significant value that Benefitfocus generates for its customers.
Moving down the P&L, I will start by discussing gross profit on an adjusted basis, which excludes stock-based compensation, amortization of acquired intangibles and depreciation and amortization of capitalized software. Again these results are preliminary as we continue the work necessary to finalize our 2013 financial audit process.
As the review process is still ongoing, I will review our non-GAAP profitability measures for the quarter and the full year, excluding the impact of any changes to the treatment of our lease accounting. Once we have finalized our review, we intend to include the changes in our accounting treatment for leases in our non-GAAP results on a historical and go forward basis. We expect these adjustments will be positive to adjusted EBITDA on a historical and go forward basis, slightly negative to non-GAAP EPS on historical basis and largely neutral to non-GAAP EPS on a go forward basis.
Adjusted gross profit in the fourth quarter is expected to be $12.5 million resulting in an adjusted gross margin of 41%. This is down from a 53% adjusted gross margin in the year ago period due to a number of significant professional services engagements we are undertaking for some of our customers. As a reminder, we recognize expenses for professional services on an upfront basis, but defer the revenue until our customer is live and then the service revenue is amortized over a 10-year customer relationship period.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
We are seeing significant demand in our carrier business and for our marketplace solutions which tend to be larger in nature and more services intensive than employer customers. Over time, these engagements should drive incremental subscription revenue as our customers sign up lives through these new channels.
In addition, we expect our professional services margins to scale in the future as we begin to recognize the revenue from our services engagements and the associated expense winds down. So, while there is a short-term negative impact with gross margins due to the acceleration in the carrier side of our business in particular, we expect to realize significant long-term benefits.
In addition, we expect the creation of a third-party implementation ecosystem will be a major driver of future gross margin expansion. Adjusted EBITDA is expected to be negative $5.7 million or negative 19% of revenue. This is better than our guidance of an adjusted EBITDA loss of $6 million to $6.5 million and compares to a positive $67,000 in the fourth quarter of 2012.
As we mentioned on our last call, the reduction in the adjusted EBITDA margin reflects a focused strategy of increasing investments in sales and product to capitalize on a leadership position in our multi-billion dollar market opportunity, as well as the increased costs associated with becoming a public company. We believe our investment and growth strategy will enable Benefitfocus to create substantial long-term shareholder value. Over time as the growth of our employer business moderates and our business achieves greater scale, we believe we could increase our adjusted EBITDA margin to a 20% or better level.
Turning to the balance sheet, we ended the quarter with cash, cash equivalents and marketable securities of $78.8 million. This was a decrease from $84.7 million at the end of the third quarter.
Now let me provide a summary level review of our results for the full year 2013. Total revenue in the year is expected to be $104.8 million, an increase of 28% on a year-over-year basis and representing an acceleration from the 19% growth we delivered for the full year 2012.
Software subscription revenue is expected to be $97.7 million representing 93% of total revenue and growing 29% year-over-year. And professional services revenue was $7 million which represented the remaining 7% of total revenue and was up 21% over the prior-year period. On the employer side, revenue for the year is expected to be $40.7 million which represents 71% growth compared to the year ago period, up from 49% growth in 2012.
On the carrier side revenue for the year is expected to be $64.1 million up 11% from the year ago period. Adjusted EBITDA for the full year 2013 is expected to be approximately negative $20.9 million or negative 20% of revenue compared to negative $5.5 million or negative 7% of revenue in 2012.
I would now like to finish with our guidance for the first quarter and full year 2014. For the full year we expect revenue between $130 million to $134 million which equates to year-over-year growth of 24% to 28%. We are targeting an adjusted EBITDA loss of $49 million to $53 million and a net loss per share of $2.41 to $2.57 based on 24.5 million weighted average shares outstanding.
Of note, our adjusted EBITDA guidance does not assume a benefit related to the expected change in accounting treatment for the lease of our headquarters, and any potential benefit is expected to be relatively minor. We do not currently expect any change to our non-GAAP net loss per share guidance as a result of the adjustments to our lease accounting.
As Shawn mentioned our management team and Board of Directors made the decision to accelerate investment in three key growth initiatives during 2014 based on positive industry drivers and the strong market demand we’re seeing. These areas include the expansion of our employer sales capacity, a private exchange offering and related efforts and the build out of our third party implementation partner ecosystem.
Our business accelerated in 2013, and we believe the increased investments we are making in the business will position Benefitfocus for rapid growth as we increasingly realize the returns on our investments in 2015 and beyond. We are focused on capturing market share as quickly as possible, while also positioning the Company to scale profitably in the future.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
Turning to the first quarter we are targeting revenues of between $29.6 million to $30.1 million which presents year-over-year growth of 24% to 26%. From a profitability perspective we expect adjusted EBITDA loss of $10.5 million to $11 million and a non-GAAP net loss per share of $0.53 to $0.55 based on the 24.5 million weighted average shares outstanding.
In summary, we are very pleased with our fourth-quarter results which reflect the positive market momentum we have across both of our business segments. We increasingly see the market recognize the attractive value proposition our next-generation cloud-based benefits management platform can provide carriers, employers and employees. We believe our best in class product platform and deep domain expertise position us well to be the primary beneficiary of a multi-billion dollar market opportunity we are targeting.
With that we’re now ready to take questions. Operator, please begin the Q&A.
QUESTIONS AND ANSWERS
Operator
(Operator instructions)
Greg Dunham, Goldman Sachs.
Greg Dunham - Goldman Sachs - Analyst
Good afternoon and thanks for taking my question. First off I want to start on the employer side. They clearly accelerated pretty substantially this quarter and beat our numbers.
What were the drivers to that upside? Were there any anomalies in Q4? Then perhaps, could you give us a little color on how the Mercer arrangement performed relative to expectations?
Shawn Jenkins - Benefitfocus Inc - President and CEO
Sure. Thanks, Greg.
So in the fourth quarter -- just a bit about our business for folks who might be new to the Benefitfocus story. The Benefitfocus platform is used to allow employers and insurance carriers and employees to put all of their benefits in one place in a web-based or mobile-based context. And a lot of these employer-based benefits are geared around an annual enrollment cycle.
Many of them are geared around the January 1 time frame, so what we often see as employers selecting Benefitfocus throughout the year gearing up for an open enrollment season that begins some time in September, October or November then it finishes up and the December timeframe.
So we had a record number of go lives, Greg. It was a historic quarter for Benefitfocus. We’ve done some really great selling really at the end of 2012 and into 2013.
You mentioned the Mercer marketplace and some of our other marketplaces and they are contributing to our employer wins throughout the year. And as we activate those employers, as you know, our implementation fees get held until we go live with the customer, and then we begin to take them over an extended period of time. But the monthly subscription fees kick in when the customer begins to use the platform.
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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
So it is really just a surge in activations go lives in our employer business, and we couldn’t be more proud of the team was able to pull that off in a gigantic kind of national phenomenon of healthcare reform and a lot of interest in what is happening with the Affordable Care Act and exchanges and whatnot. And in the midst of that you could see just some amazing activations in our employer business.
Greg Dunham - Goldman Sachs - Analyst
Okay. Great.
And then I guess to follow-up, any -- you mentioned you are going to kind of double down on private exchanges. When we think about that, is the investment geared more on the broker side? Or is it going to be geared more on the carrier side?
You highlighted Aetna is a big one on the carrier side. How should we think about the investment from private exchange business perspective?
Shawn Jenkins - Benefitfocus Inc - President and CEO
Great follow-up.
So the beauty is that we have one platform that serves both of our markets, and whether it is an insurance carrier sponsor or an employer coming direct or somebody like a broker consulted like a Mercer building a Mercer marketplace, it is the same underlying technology platform. What we are investing in is -- we have great visibility into the customer pipeline into our channel partners, and what we are hearing from the marketplace is this private exchange demand from employers across our insurance carrier and broker footprint, it just continues to be revised upward.
So what we see as a management team is the need to kind of get ahead of that and what we would see as another very busy fourth quarter coming up in 2014. So we are investing in the implementation resources bringing onboarding Benefitfocus associates to come onboard, be trained in our implementation area.
We are investing in some product capability to make the implementations faster and more repeatable so as we scale up our team there is continued assurance of quality there. And then we touched just a little bit on this idea of third-party implementation certification. This crosses over just a bit in the private exchange. We want to be able to equip the private exchange partners to do some of the implementation work themselves from the configuration, some of the onboarding, some of the testing work.
So we’re really plowing pretty heavy into that and just the overall product, the elegant user experience that Benefitfocus is known for, the offering multiple volunteer benefits and the array of wellness programs that now employers know want to provide. So it is just a deep set of investments across the implementation onboarding and the product.
Greg Dunham - Goldman Sachs - Analyst
Okay one last one for me, and then I’ll turn it over.
One other bucket you highlighted, too, you have investments in sales and marketing, and you pointed to the employer side. When we think about the level of investment that you’re targeting on the sales headcount side, should we think about it as roughly equivalent to what the overall growth in the business has been?
Or maybe the growth of the overall business? How should we think about the level of growth that you are adding heads?
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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
Milt Alpern - Benefitfocus Inc - CFO
I think, Greg -- this is Milt. We are certainly bolstering up the employer sales organization. I think when we look at the increased level of investment that we are targeting for 2014, kind of expect probably in the 45% to 50% of the total increased investment to go toward the sales and marketing initiatives as we grow that sales organization, feet on the street, build out the management organization across the country.
And also make further investments just from the marketing side of our business to promote the product and increase visibility and move the product forward certainly.
Greg Dunham - Goldman Sachs - Analyst
Great thanks. (multiple speakers)
Shawn Jenkins - Benefitfocus Inc - President and CEO
We do talk a lot about the employer just to follow on the carrier business is obviously surging, and you see three new logos in the quarter. So we want to make sure that we’re not leaving anything there, so we are investing in our carrier sales infrastructure. It’s a bit smaller team, but it’s having a very successful period here, and we want to make sure that we have the right talent there and the right folks to support those initiatives.
Greg Dunham - Goldman Sachs - Analyst
Makes sense. Thanks.
Operator
Nandan Amladi, Deutsche Bank
Nandan Amladi - Deutsche Bank - Analyst
The first one is on the exchanges. Obviously that is new since your IPO -- I think the level of interest you have seen and the wins you have had.
What is the revenue model going to look like for the exchanges? And when might you start disclosing that distinctly from the carrier and the employer segment?
Shawn Jenkins - Benefitfocus Inc - President and CEO
Yes. I will let Milt take the second half, but I will just jump in.
So the private exchanges that we deploy are built on the Benefitfocus platform. They are private label for the exchange partner. They put their special sauce in there, their unique products, their unique consulting and so forth. But at the end of the day, Nandan, they result in a very similar economics that you see both in insurance carrier and employer business.
So we have an implementation fee to set up for private exchange. We have a per employer type of an implementation fee that matches with our resource allocation.
And then there is a subscription basis that is on a monthly basis based on the volume. So the number of employees on the platform get a subscription.
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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
And the economics of the way we take the revenue on the implementation and when we begin to see the subscription are really identical to our other businesses. I will let you talk about --
Milt Alpern - Benefitfocus Inc - CFO
The accounting for the revenue. The revenue from the marketplace, as Shawn mentioned, is very similar to the employer business, and the wins that we get and the marketplace side, the private exchange side of our business will be categorized as employer revenue, and those employers will be counted as employer customers in our counts.
Nandan Amladi - Deutsche Bank - Analyst
Okay. And a quick follow-up if I might.
As you build out your partnership program and certification, what is your vision for its in the next 2 to 3 years? And more immediately, what is the size of this program relative to your own consultants who go do the implementations today?
Shawn Jenkins - Benefitfocus Inc - President and CEO
Yes, great. So with the volume of new customers in both businesses, we see the need to increase our own internal resource, but obviously with the market likes to see is the ecosystem develop.
So we have had a lot of interest from folks who have third-party implementation or SI types shops -- folks who want to build a practice around the Benefitfocus platform. We have worked primarily on the productization of our implementation and now the training and certification.
So we’re in the process now of interviewing these folks, discussing the format of the partnership. We would like to sign them and announce them. Obviously this year -- we think will take the better part of the year to begin to train the first batch. We will keep the first list of them manageable so that we don’t kind flood ourselves with too much to do on that piece of it.
We -- our hope is that by the end of the year that we have several of these implementation partners, the companies themselves under agreement with consultants coming out the other side of certification and folks they can begin to actually affect the implementation pipeline by the fourth quarter of this year. And really then it would be more for 2015 phenomenon with how big that gets, and we would see getting as big as the growing customer base.
Nandan Amladi - Deutsche Bank - Analyst
Thank you.
Shawn Jenkins - Benefitfocus Inc - President and CEO
Thanks, Nandan.
Operator
Ross Macmillan, Jefferies.
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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
Ross Macmillan - Jefferies & Co. - Analyst
Thanks a lot.
Shawn, I’m curious what you’re seeing competitively, and I am especially curious by what you see from traditional HR outsourcers such as Towers post the Liaison acquisition. I’m also curious as to whether you think your addressable market is changing in any way and whether there’s an opportunity to move below the 1000 employer -- or I’m sorry the 1000 employee category over time?
Shawn Jenkins - Benefitfocus Inc - President and CEO
Yes, thanks, Ross.
So with respect to what we see from some acquisitions like Towers buying Liaison, I think that demonstrates that big companies see this as a massive opportunity. And they’re looking to make investments in the technology and providing to their existing customers if they happen to be squarely in the market with these customers today they want to provide something. They obviously don’t want to watch it go somewhere else.
So we’re feeling that energy in the marketplace as you can see with the wins that we are announcing and the success that is happening. We are continuing to -- hearing from, both our existing customers and prospective customers, that they are increasing their sense of how big this opportunity is. They’re seeing (technical difficulty) 40 million people by 2018 on these exchanges. And so, they’re looking for more technology. There also beginning to really understand how they add value.
So whether it is somebody like AETNA that’s got some wonderful products in the marketplace and a great array of capabilities and services, how they can really take a marketplace and change the conversation with the individual employee (technical difficulty) product to them. So I think it is an exciting time with a lot of energy going into the marketplace, and it’s very early. It’s half-way through the first inning I would say. So it is a long opportunity going forward.
The second piece of that is question is, as far as the addressable market. To me, it feels like the addressable market is just being confirmed over and over again, and if anything being pulled sooner into our view over the next few years.
Obviously it is a huge market, it’s a $1.6 trillion spend in the US alone on employer-sponsored benefits. So it’s going to take a while. It’s going to take a while for this massive spend to kind of modernize.
But everything we see makes us believe more and more in the addressable market, and, if anything, more people are coming into the ecosystem that we believe will help us scale up and get that market faster, and our intention is to stay in the lead and keep our foot on the gas, as we mentioned before.
Ross Macmillan - Jefferies & Co. - Analyst
Thanks. And maybe one for Milt, or I guess it’s really two.
Milt, do you have the gross margin on sell through subscriptions for Q4? And when we think about your guidance for 2014, is there anything you can provide just now to help us with gross margin range for the year? Thanks.
Milt Alpern - Benefitfocus Inc - CFO
With regards to the software margins for the software subscription side, we don’t have them yet, because we are, obviously, as we had mentioned, we are still finalizing the results from our 2013 audit. So once we do that, we will be able to address what those margins will be.
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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
Guidance for gross margin rate for the year. I think we are talking about kind of in the, again, still looking at what the impact of the adjustment from this lease accounting will have, not only historically, but going forward. And there again Ross, we will publish that once we get the accounting for it done that the audit finalized.
Shawn Jenkins - Benefitfocus Inc - President and CEO
If I might, Ross, you touched on one other thing that I want to make sure that I addressed there. Going below 1000, our direct sales force to the employer is doing a great job in the thousand plus market.
But these channels, these marketplaces do afford us the ability to tap into the channel and their sales force and their distribution to go below 1000. So we do think that is part of the accelerating opportunity that we see. Great leverage there in that aspect of speeding up of the private exchange.
Ross Macmillan - Jefferies & Co. - Analyst
Thank you.
Shawn Jenkins - Benefitfocus Inc - President and CEO
Thanks.
Operator
Richard Davis, Canaccord.
DJ Hynes - Canaccord Genuity - Analyst
Hello, guys, this is DJ on the line for Richard.
So, Shawn, as I think about your platform on the employer side. It’s something that employees engage with for only limited time during the year. So is there stuff, for lack of better term, that you could add to drive more regular employee engagement, and then how would you think about monetizing that with that customer?
Shawn Jenkins - Benefitfocus Inc - President and CEO
Sure. Great question.
It is something we think about a lot. And as we engineer and design the Benefitfocus platform we use words like elegant and beautiful and sophisticated and flexible. Because we really believe we have built a consumer orientation for benefits and that’s driving a lot of the uptick.
We launched something two quarters ago called Benefitfocus HR touch mobile, which is a native app on both IOS and android. And the idea here is to put all of your benefits in your pocket is really the idea. And so the employee who uses HR touch can have the mobile app. It comes with the subscription that the employer pays.
And things that they can find on their that their insurance ID information. They can see who is covered. They can check different balance information depending on what benefits they have configured, and we see a great set of usage patterns happening with HR and touch mobile, so it’s a very fluid, active type of app.
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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
I used it recently when one of my kids needed to see the doctor, and I pulled up what our information was on there and saw the medical ID and was able to provided it to the doc’s office. So it’s really a fun capability.
The other piece that we see a lot of energy happening around the ongoing utilization, employers are using the Benefitfocus platform more for wellness initiatives so they’re trying to provide healthy behavior, education incentives and in some cases even penalties for employees to guide their behavior post open enrollment. And our platform, the Benefitfocus platform really encourages those employees to come back. It’s very sticky.
We weave in these various niche or point wellness programs that do some fantastic work and content some of our content, some content created by like a partnership with Mayo Clinic that we have. And this allows the employee to really interact on an ongoing basis. And in many cases they get rewards for reacting with their wellness vendors.
Those rewards come back through the Benefitfocus platform sort of proof that they have been active on the wellness program, and then we can actually take that data back to the employer’s payroll system, give them credits and store up information for them. So it’s a really fascinating set of technologies.
One of the things that I think is really going to inure to the benefits of the largest provider in our space, because over time, if you think about collectively now over 20 million consumers on the Benefitfocus platform, that’s a giant audience and more and more insurance companies, content vendors, all sorts of gamification of health and whatnot, they want to tap into this audience, but they need someone to organize the audience with secure information. We provide a great cloud if you will of those folks.
So a lot of exciting things happening particularly on that topic.
DJ Hynes - Canaccord Genuity - Analyst
Yes, that’s good color, thanks.
And then Milt, as I kind of look at that Q1 guidance, can you just remind me of the variables that could drive either the carrier or employer revenues down on a sequential basis?
Milt Alpern - Benefitfocus Inc - CFO
Well, I think we did talk about there is seasonality in the sales process during the larger majority about two thirds of our selling is done in the middle two quarters of the year, so that has an impact certainly on the seasonality of revenue.
As we look at certainly increasing the number of some of these professional services engagements that we are getting from our carrier customers and their larger employer customers, the time it takes to bring them live is, you remember, we recognize all of the expensive implementations over the implementation period and defer the recognition of any revenue until the customer is live, and then it’s recognized over a 10-year customer relationship period.
So, while we continue to be in a period where we are getting a lot of large implementation projects from the carriers that we are bringing on board. As we mentioned we added three carrier logos alone in the fourth quarter of last year. That has an impact in when revenue comes on board and how that would impact the seasonality of revenue recognition.
DJ Hynes - Canaccord Genuity - Analyst
Okay. But hoping that would make -- there’s no change in retention, there’s nothing that would drive revenues down sequentially. (multiple speakers) about revenue coming on board.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
Milt Alpern - Benefitfocus Inc - CFO
In the fourth quarter, too, there are certain types of revenue in Q4 of 2013, that are seasonal in nature and that really relate to the open enrollment season. Some of that is relatively large number of video -- relatively speaking a large number of video deals that we do in the fourth quarter, some fulfillment activities that we do as well that add revenues in Q4, as a result of the open enrollment season that don’t necessarily repeat themselves in Q1.
DJ Hynes - Canaccord Genuity - Analyst
Got it. Good point. Sounds good. Thanks guys.
Shawn Jenkins - Benefitfocus Inc - President and CEO
Thank you.
Operator
Terry Tillman, Raymond James.
Terry Tillman - Raymond James - Analyst
Good afternoon, guys. Thanks for taking my questions.
Shawn, you talked at length about your optimism and really all parts of the business and even the acceleration of the carrier business which is nice to see. But on the employer side I know you talked about a strong amount of go lives. But what about the new signings in the quarter? I think it was 14 or so.
Anything you can say about how that was versus maybe your expectation? And what about the type of business? Were the sizes of those employer deals any different than we have been seeing in the prior quarters?
Lastly, what is the pipeline activity around that employer business, given all the capacity that’s come on line, so far?
Shawn Jenkins - Benefitfocus Inc - President and CEO
Sure. Great question and obviously something that we manage closely and I personally pay an enormous amount of attention to is the sales team, the pipeline and the partnerships now in the channels.
I would say this past force fourth quarter was we think was a great quarter overall in a lot of different areas, adding employers. We -- our average sales price, if the will, our average size employers has actually been going up significantly maybe even over the last several years.
And we continue to see that trend. I think as we went public in September, the awareness of our -- the Benefitfocus name in larger circles, if you will, we are starting to see the effect of that, and we did have some nice large wins in the fourth quarter. So we’re very happy with the performance.
I guess there’s probably another little bit of phenomenon being that this is what we live and breathe everyday is this idea of the first major open enrollment season under the Affordable Care Act and most of the new things.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
A lot of employers were extremely busy just taking care business in the fourth quarter getting things in place. And if they were not on our platform yet, they obviously had to get through their enrollments and so forth. So it’s not really uncommon for our employer business to not be as heavy in the fourth quarter.
Interestingly enough, the carrier business tends to do pretty good in the fourth quarter, because we are often selling to the business folks and the strategy folks who are thinking about next year and then kind of get ahead of the curve a bit, so they come on in the fourth quarter maybe first quarter for a longer ramp time.
Our employers can come on in the first, second or sometimes even a little bit in the third quarter this year and still make open enrollment. So we’re real proud of the performance and feel like it sets us up for a great year.
You also would have heard in the script and maybe our Q&A now about this idea of these channels, these private exchanges. There really showing great pipeline, and we are gearing up for those and the investments that our partners are making in those is -- continues to increase our optimism in that. And that will be the employer flow-through in the next couple of years.
Terry Tillman - Raymond James - Analyst
Okay. And just because you are so close to the sales side, the first quarter, granted and, Milt, you said this repeatedly, Q2and Q3 tends to be the real heavy part of the new bookings. But in the first quarter, is there also the same level of [stiming], if you will, that you can see in the fourth quarter as employers are just busy?
Or does it start to free up a little bit? I don’t know if it’s kind of getting in the weeds then to see the different between Q4 and Q1, but I’m just curious if you could talk about if there’s any at least moderate difference then in activity between Q4 and Q1 historically in an employer?
Milt Alpern - Benefitfocus Inc - CFO
I think, really not so much, Terry. I think it’s kind of like Bell curve. You have the middle two quarters where you are doing about two thirds of your selling probably evenly dispersed between Q4 and Q1.
We did have, as Shawn said, some good customer wins, employer wins in Q4. There were some chunky sized deals in there with upwards of several that were over $750,000 in value, some approaching $1 million. So I think Shawn said also the average deal size is increasing on the employer side of the business as well.
Terry Tillman - Raymond James - Analyst
Okay. And, Milt, since you are talking there, is there anything to think about here in terms of carrier versus employer growth? If we build our models up more from that angle as opposed to the software subscriptions and pro services, if we think about it more by segment to segment, is there anything at all that you could give us directionally or comparability of the growth rates of those two businesses?
Because it sounds like nothing is really changed in employer, a lot of momentum. Maybe the private exchange thing could add some more umph. But the carrier side sounds like that is a little bit more fluid now, too, in a positive way. So I’m just trying to -- anything you can say about relative growth rates in 2014 for those two segments?
Milt Alpern - Benefitfocus Inc - CFO
Yes, I think clearly as you see, 79% growth in the employer revenue base in the fourth quarter, and even on the carrier side, I think the number was 15%. So even that kind of exceeds our expectation.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
You are right on the marketplace activity. That is going to add momentum to the employer side of our business and drive some added push in that segment.
And as we have talked about before, we’re kind of seeing, and I’ve said before, that probably by the end of 2014 or early 2015, you’re going to see the employer revenues begin to outpace carrier revenues as a percentage of our total revenue.
Now I think that phenomenon is still going to happen. Carrier revenues or carrier sales performance has been a little bit better than expected. So it may take maybe just a little bit longer.
But I’m still feeling pretty good about the end of 2014 or Q1 of 2015 being the kind of cutover point where employer revenues will begin to represent more than 50% of total.
Terry Tillman - Raymond James - Analyst
Okay. And I think somebody else gave it a good college try on trying to pin you down on gross margins. Maybe I could try it, too?
It sounds like pro services is going to be strong, because of some of the work that you are doing with the carriers, marketplaces, et cetera, and maybe to a certain extent some of the larger chunkier employer deals.
Just directionally, can we at least think about what happens to gross margin for the full-year basis in 2014? Could it be down from 2013? Is that not going to happen. It’s just not going to expand as much as what I would have originally anticipated?
Milt Alpern - Benefitfocus Inc - CFO
I think that everything you just said is right. We continue to see lots of professional services engagement, larger professional services engagement that are going to put downward pressure on margins as we do those implementations. The notion of building out the marketplaces and really gearing up to do implementations on behalf of the marketplace partners, the Aetnas and the Mercers that Shawn had mentioned.
And then just the overall increase in investments that we are making, some of which is going to impact the cost of revenue line. As we build out a third-party implementation ecosystem and bring some of these partners on board, we need to train them, we need to onboard them, and I think Shawn mentioned there might be some duplicative costs as they kind of shadow us through some implementations until they become fully up to speed and independently able to do it them on their own. That will also put some downward pressure on margins.
We think these are all investments that clearly will pay off in 2015 and beyond. The notion of building a third-party implementation group or ecosystem is something that we have talked about for a while. We’ve got a great start to it. We’ve got lots of people interested in doing it for us.
I think that’s going to add some real opportunity for us to expand our margins once we get them trained and the ecosystem little bit more developed.
Terry Tillman - Raymond James - Analyst
Okay, thanks for answering my questions.
Shawn Jenkins - Benefitfocus Inc - President and CEO
Thank you.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
Operator
Shawn Wieland, Piper
Shawn Wieland - Piper Jaffray - Analyst
Hello, thanks.
My question is when you are looking or evaluating a specific area of an investment in your business, what are some of the factors that you consider in terms of payback or time or incremental growth that you need to see in order to justify that level of investment? And I am in a noisy place so I’ll take my answer off from there. Thanks.
Shawn Jenkins - Benefitfocus Inc - President and CEO
Thanks, Shawn.
So the primary thing that we are looking at when we laid out the three that we talked about, sales and marketing I think is, are we seeing the production of the sales executives that we have as our model holding up, and can we see good return on that? So when we bring on someone, it takes us a while to spin them up and train them and get them equipped and get them in the field and then be productive.
So we are growing in confidence over the last couple of years of our ability to find very talented sales people. We’re attracting some of the best sales people in the industry right now. And we do have a good track record of bringing them onboard and getting them productive and that productivity turning into near-term employer -- primarily employer recurring revenues.
So this subscription-based -- so we see that model is very similar to other SAS models, and we follow the same kind of calculation and modeling on that. The next two are, obviously, they are thought through from a financial basis, but it just that we are hearing in the market from our channel partners around the private exchange. It’s a big phenomenon. It is kind of the here and now type of thing. We need to make sure that we maintain and even extend our leadership position in there.
We also have very good visibility into the pipeline of the folks that are putting these marketplaces in place and our blue plan partners and so forth. So as we see their pipeline and we see the customers that would be coming through there, it gives us very good confidence that we could get a good return on that investment similar to what you saw last year.
You saw us make some pretty big investments in the first half of 2013, and then you see the revenue jump in the fourth quarter of 2013. So we know how to do this. This is our business, and we’ve got a good track record. It is just a bit of a bigger step up this year. The third piece, on the third-party implementation, I have looked at different companies and when they attempted to do this and when they did it.
Some did it very early on. Some had third parties that are very small. Some waited until they were several hundred million in revenue.
We’ve really studied it a good bit, and we think that given the accelerating nature, particularly in our employer side, it makes a lot of sense. And also, the way we account for implementation fees and again if folks are new to our story on the phone.
We take an implementation invoice. We get paid up front of our implementations. We do the work, and we take all of the expense in the current period.
We don’t take any of the revenue until the customer goes live, and then we recognize it over a 10 year customer life, because our customers stay with us for 10 or more years. So this idea of the downward pressure on our margins comes from the increasing implementation cost.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
Even though the cash is matched, and we are very happy about that. So we’re happy with the cash aspects of implementation. But we think now is the time to train a handful of implementation folks, so we can begin to offload some of that expense, not all of it. We still like doing implementations.
We will support many of our customers, and we think that makes a lot of sense now also that we can begin to get the benefits.
And if we don’t do it this year, you guys will be asking us about it next year, and we can just kick the can, but we are going to go ahead and do it. And we think it will actually accelerate our growth rate, because more people out in the field, the customers see that ecosystems, they see the strength of the brand. They see these companies that have trained associates or trained experts.
And I would just maybe it’s the last question, but if you wanted out a little bit more to it. (multiple speakers).
Milt Alpern - Benefitfocus Inc - CFO
I would say, Shawn, that certainly again it helps growth in the top line, growing our revenues, getting accelerating growth in the top line. It is kind of the primary factor that we consider when we’re making investments.
But also certainly there is a 1-A decision point too, and that is generating revenue that will really create an increasing opportunity for profitability as we move through this period of investment and kind of pickup some momentum on the profitability line as well.
Shawn Wieland - Piper Jaffray - Analyst
Can you just quantify the impact of the -- basically the accounting adjustment of that deferral? If you could match revenue with cash flows with the work done? What would that be?
Milt Alpern - Benefitfocus Inc - CFO
I think if you were talking about the deferral of the services revenue, we did that a while ago we kind of did an analysis and said that would probably add about 10 points to margin. If we were to basically match the revenues along with the -- over the period of time that we are doing the implementation.
What would it would also do, is basically what I said earlier, while I was doing my prepared comments, is that the composition of our revenue today is about 93% professional services -- I’m sorry 93% of recurring revenue and 7% professional services. If you were to recognize revenue in accordance with the implementation period or over that implementation period, the mix of revenue would probably change to about 80%, 20%. You’d get about 20% of your revenue being recognized from services and 80% from recurring software services.
Shawn Wieland - Piper Jaffray - Analyst
All right thanks.
Milt Alpern - Benefitfocus Inc - CFO
Thanks, Shawn.
Operator
Thank you. I will now turn the call over to Shawn Jenkins for any closing remarks.

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MARCH 06, 2014 / 10:00PM, BNFT - Q4 2013 Benefitfocus Com Inc Earnings Conference Call
Shawn Jenkins - Benefitfocus Inc - President and CEO
Excellent. Well, thanks again, everyone. We are super proud of the results of the Company and shout out to all the benefit folks, associates who turned in just an amazing quarter. We appreciate everyone dialing in and look forward to working with you in 2014 for a huge success.
Operator
Again, thank you for your participation. This concludes today’s call. You may now disconnect.
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